EXHIBIT 11.1

Consent of Independent Auditors

We hereby consent to the use in this Offering Circular constituting a part of this Offering Statement on Form 1-A, of our report dated June 10, 2020 relating to the consolidated financial statements of Draganfly Inc. for the years ended December 31, 2019 and 2018, which is contained in this Offering Statement. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

DALE MATHESON CARR-HILTON LABONTE LLP

/s/DMCL

Chartered Professional Accountants

Vancouver, British Columbia

August 7, 2020